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                                                     EXHIBIT NO. 99.8(a)


                                                     December 6, 1934



State Street Trust Company,
Boston, Mass.

Gentlemen:

         You are hereby appointed and constituted Agent of Massachusetts Investors Trust for the purpose of performing all of the ministerial duties of the Trust, and without modifying the generality of the foregoing appointment we specifically request and authorize you to perform as Agent the following duties:

1. Keep the books of account and render statements, or copies from time to time as requested by the Trustees.

2.       Prepare and file tax returns and deal generally with all tax matters.

3. Attend to all details in connection with the sale, exchange, substitution, transfer or other dealings with the trust securities or property.

4. Pay or cause to be paid such bills, statements or other obligations of the trust as may be approved generally or from time to time by the Trustees.

         In connection with, and as an incident of, the foregoing you are authorized to request and receive from yourself as Depositary or others such securities, moneys, or properties as may be necessary from time to time in connection with the performance of your duties, and you are authorized to receipt for the same in the name and behalf of the trust, and the Depositary may release moneys and properties to you as Agent, always providing that the provisions of the trust indenture under which it acts have been complied with.

         Article I, Section (b) of the Trust Agreement provides in part as follows:

         "The Trustees shall deposit with said depository all moneys and other property received by them hereunder and said depository shall receive and keep the same as a special trust estate in the name of Massachusetts Investors Trust, but said trust estate may be kept in one or more accounts, as the Trustees from time to time shall designate."
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         It is our desire that you as depository should have the sole custody of the "Special Trust Estate" referred to. We therefore agree that  irrespective of
the  term  of  this  agency  agreement,   as  long  as  you  are  depository  of
Massachusetts Investors Trust, we will not, without your express permission in writing, sign checks or otherwise draw on any account in your bank representing this fund.

         We further authorize and direct you as our agents on the approval in writing of a majority of the trustees to draw checks on any accounts in your bank representing such fund for any of the following purposes:

         a.       Payment for investments.
         b.       Payment of bills or other charges against the trust.
         c. Redeposits of moneys in said funds in other banks or trust companies.

         Such approval may be evidenced by the names or initials of the approving trustees on any bill, order, broker's statement or any other written order or statement.

         You are authorized to draw or give orders from time to time for the purposes of your agency upon the income account standing in the name of the trust and in the custody of the Depositary and the Depositary is hereby expressly authorized to honor drafts upon said account signed by you as Agent without inquiring as to the purposes for which such drafts are made.

         Nothing herein is to be construed as limiting nor enlarging upon the authority and discretion conferred upon the Trustees by the Declaration of Trust of Massachusetts Investors Trust and you as Agent are authorized to accept any notice or order initialed or signed by all of the Trustees as their valid act and authority under the indenture aforesaid and binding upon them and upon the succeeding Trustees.

         It is understood that the compensation of the State Street Trust Company for the performance of duties as Agent as aforesaid and for the performance of duties as Depositary, all as more fully provided in the trust instrument dated March 21, 1924, shall be Five Thousand Dollars ($5,000) per quarter year. At the end of each year if the gross income of the trust exceeded $1,000,000, the Trust Company shall receive 1% of the gross income in excess of $1,000,000 but in no event in excess of $5,000 additional. If and when the additional compensation would come to more than $5,000, the matter shall be taken up with the trustees with a view to determining whether or not the additional compensation should be continued.
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State Street Trust Company



         This agreement is made and given in lieu of prior appointment as agent dated January 1, 1927 as modified from time to time thereafter.

                                            Yours truly,


Trustees of Massachusetts           Merrill Griswold
Investors Trust                     L. Sherman Adams
                                    Charles F. Rowley
                                    (signed)



Approved:
State Street Trust Co.



By _______________________________